Exhibit 12.1

	3 months ended March 31,	Fiscal Years Ended December 31,
	2013	2012	2011	2010	2009	2008 (1)
Ratio of earnings to fixed charges:
Fixed charges:
Interest expensed	77,987	308,699	335,944	331,462	318,496	380,779
Interest capitalized	—	—	—	—	—	—
Add back: capitalized interest	—	—	—	—	—	—
Appropriate portion of rentals	3,223	13,087	12,088	11,389	11,522	10,989
	81,210	321,786	348,032	342,851	330,018	391,768

Pre-tax income from continuing operations before adjustments for income or loss from equity investees and non-controlling interest	143,608	820,944	654,636	355,966	225,779	(68,918)
Add: Fixed charges	81,210	321,786	348,032	342,851	330,018	391,768
Add: Amortization of capitalized interest	—	—	—	—	351	351
Add: Dividends from equity method investees	—	—	—	—	—	—
Less: Interest capitalized	—	—	—	—	—	—
Total earnings	224,818	1,142,730	1,002,668	698,817	556,148	323,201

Ratio of earnings to fixed charges	2.77	3.55	2.88	2.04	1.69	—

Fixed charges:
Interest expensed	77,987	308,699	335,944	331,462	318,496	380,779
Interest capitalized	—	—	—	—	—	—
Appropriate portion of rentals	3,223	13,087	12,088	11,389	11,522	10,989
Preferred stock dividend requirement	—	—	—	125,194	139,035	49,718
Total fixed charges and preferred stock dividends	81,210	321,786	348,032	468,044	469,053	441,486

Pre-tax income from continuing operations before adjustments for income or loss from equity investee and non-controlling interest	143,608	820,944	654,636	355,966	225,779	(68,918)
Add: Fixed charges	81,210	321,786	348,032	468,044	469,053	441,486
Add: Amortization of capitalized interest	—	—	—	—	351	351
Add: Dividends from equity method investees	—	—	—	—	—	—
Less: Interest capitalized	—	—	—	—	—	—
Total earnings	224,818	1,142,730	1,002,668	824,010	695,183	372,919

Ratio of earnings to fixed charges and preferred stock dividends	2.77	3.55	2.88	1.76	1.48	—

(1)         Due to the Company’s loss for the year ended December 31, 2008, the ratio coverages were less than 1:1. The Company would have needed to generate additional earnings of approximately $68.6 million to achieve a coverage ratio of 1:1. Included in the earnings for calendar year ended December 31, 2008 is a $385 million goodwill impairment charge related to the Mylan Speciality business and $468 million of other revenue related to our sale of the product rights to BystolicTM.